       1                                                EXHIBIT 11.

MUSTANG SOFTWARE, INC.

COMPUTATION OF EARNINGS PER SHARE
(In thousands, except earnings per share) (Unaudited)
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

                                                        Three Months Ended  Nine Months Ended
                                                           September 30,      September 30,
                                                        1997       1998     1997       1998
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
Weighted average number of common shares outstanding     3,384      4,063    3,381      3,644
Common stock equivlents from outstanding stock options       0          0        0          0
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Average common and common stock equivalents outstanding  3,384      4,063    3,381      3,644
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Net Income                                             $  (249)    $ (263) $(  823)   $(1,010)
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Earnings per share (1)                                 $  (.07)    $ (.06) $  (.24)   $  (.28)
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

(1) Fully diluted earnings per share have not been presented because the effects are not material.
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